Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the inclusion in the Registration Statement on Form S-4 of Blackstone Products, Inc. (the “Company”) of our report dated March 30, 2021 except for Note 2, 3, 8 and 11 as to which the date is February 7, 2022, with respect to our audit of Ackrell SPAC Partners I Co.’s financial statements as of and for the year ended December 31, 2020 and appears in the Prospectus as part of this Registration Statement.

We also consent to the reference to our Firm under the caption “Experts” in such Prospectus.

/S/ UHY LLP

New York, New York

February 15, 2022